UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 02, 2024

CleanSpark, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-39187	87-0449945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10624 S. Eastern Ave. Suite A -638
Henderson, Nevada		89052
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 989-7692

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLSK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Dalton, GA Acquisition

On February 2, 2024, CSRE Properties Dalton, LLC (“Dalton Buyer”), a wholly-owned subsidiary of CleanSpark, Inc., a Nevada corporation (the "Company"), entered into a Membership Interest Purchase Agreement (the "Dalton MIPA") with Eyas Investment Group Limited (formerly known as Coinmaker Miners Limited), a British Virgin Islands business company (the "Dalton MIPA Seller"), pursuant to which the Dalton Buyer agreed to purchase a one hundred percent (100%) membership interest in Dalton15, LLC, a Georgia limited liability company, from the Dalton MIPA Seller. Also on February 2, 2024, the Dalton Buyer entered into a Purchase and Sale Agreement (the “Dalton PSA” and, together with the Dalton MIPA, the “Dalton Agreements”) with Makerstar Capital, Inc., a Delaware corporation (the “PSA Seller” and, together with the Dalton MIPA Seller, the “Dalton Sellers”), pursuant to which the Dalton Buyer agreed to purchase from the PSA Seller approximately two (2) acres of real property (the “Dalton Property”) located in Dalton, Whitfield County, Georgia and purchase from the PSA Seller all improvements, fixtures and personal property situated on the Dalton Property.

Under the terms of the Dalton Agreements, the Dalton Buyer will pay the Dalton Sellers aggregate consideration of $3,435,000 at Closing (inclusive of amounts that will be paid to the Dalton Sellers’ contractor simultaneously with the Closing and less a $20,000 earnest money deposit delivered by the Buyer in connection with signing). Closing is subject to the satisfaction of certain conditions. In connection with the Dalton Buyer’s entry into the Dalton Agreements, the Dalton Buyer also entered into a Construction Management Services Agreement dated February 2, 2024 (the “CMSA”) with the PSA Seller, pursuant to which the Dalton Buyer has engaged the PSA Seller to manage the completion of the construction of a 15 megawatt data center facility on the Dalton Property (the “Project”) for aggregate consideration of $3,435,000, payable in three installments commencing within 30 days of the completion of the Project.

Mississippi Acquisition

On February 5, 2024, CSRE Properties Mississippi, LLC, a Mississippi limited liability company (the “Mississippi Buyer”), a wholly-owned subsidiary of the Company, entered into a Real Property Purchase and Sale Agreement with Makerstar Capital, Inc. (the “PSA Seller”) pursuant to which the Buyer agreed to purchase from the PSA Seller: (i) approximately 5 acres of real property (the “Meridian Property”) located in Meridian, Lauderdale County, Mississippi, (ii) approximately 5 acres of real property (the “Vicksburg Property”) located in Vicksburg, Warren County, Mississippi and (iii) approximately 9 acres of real property (the “Wiggins Property” and, together with the Meridian Property and the Vicksburg Property, the “Mississippi Property”) located in Wiggins, Stone County, Mississippi and purchase from the PSA Seller all improvements, fixtures and personal property situated on the Mississippi Property (altogether, the “Mississippi PSA”).

Under the terms of the Mississippi PSA, the Mississippi Buyer will pay the Sellers aggregate consideration of $10,000,000 at Closing (less a $5,000 deposit to be paid by Buyer in connection with signing), which amount is subject to adjustment in respect of any re-engineering costs (as defined in the Mississippi PSA). Closing is subject to the satisfaction of certain conditions, including the signing and delivery of a Membership Interest Purchase Agreement (the "Mississippi MIPA") with Eyas Investment Group Limited (the “Mississippi MIPA Seller”), pursuant to which the Mississippi Buyer agreed to purchase a one hundred percent (100%) membership interest in MS Data, LLC, a Mississippi limited liability company, from the Mississippi MIPA Seller, for $9,800,000. Together, the Mississippi PSA and the Mississippi MIPA aggregate to $19,800,000 total, less potential offsets previously described.

The foregoing description of the Dalton MIPA, the Dalton PSA, the CMSA, and the Mississippi PSA (collectively, the “Agreements”) and the transactions contemplated thereby do not purpose to be complete and is qualified in its entirety by reference to the full text of the Agreements, copies of which are attached hereto as Exhibit 10.1 through 10.4, and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 6, 2024 the Company issued a press release announcing the entry into the Agreements and the transactions contemplated thereby. A copy of this press release is attached as Exhibit 99.1 and is being furnished with this Current Report on Form 8-K ("Current Report").

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Membership Interest Purchase Agreement, dated February 2, 2024 by and between CSRE Properties Dalton, LLC and Eyas Investment Group Limited.
10.2	Purchase and Sale Agreement, dated February 2, 2024 by and between CSRE Properties Dalton, LLC and Makerstar Capital, Inc.
10.3	Construction Management Services Agreement, dated February 2, 2024 by and between CSRE Properties Dalton, LLC and Makerstar Capital, Inc.
10.4	Purchase and Sale Agreement with MIPA Exhibit, dated February 5, 2024 by and between CSRE Properties Mississippi, LLC and Makerstar Capital, Inc.
99.1	Press Release, dated as of February 6, 2024 (furnished herewith)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANSPARK, INC.

Date:	February 6, 2024	By:	/s/ Zachary Bradford
Name: Zachary Bradford Title: Chief Executive Officer